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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                 Commission File Number:           0-19436


Name of Registrant as specified in its charter:
                     THE MILLBURN CURRENCY FUND II, L.P.

Address  of registrant's principal executive offices:
             411 West Putnam Avenue, Greenwich, Connecticut 06830

Telephone Number:            203/625-7554

Title of each class of securities covered by this Form:
Limited Partnership Units

Titles of all other classes of securities for which a duty to file reports under
section 13(a) or 15(d) remains:   None


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12gt-4(a)(1)(i)  _X_               Rule 12h-3(b)(1)(i)   __
       Rule 12gt-4(a)(1)i(i) ___               Rule 12h-3(b)(1)(ii)  __
       Rule 12gt-4(a)(2)(i)  ___               Rule 12h-3(b)(2)(i)   __
       Rule 12gt-4(a)(2)(ii) ___               Rule 12h-3(b)(2)(ii)  __
                                               Rule 15d-6            __


Approximate number of holders of record as of the certification or
notice date:    53
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                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 The Millburn Currency Fund II, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 8/11/2000
                 By: /s/ Gregg R. Buckbinder
                     Name:  Gregg R. Buckbinder
                     Title: Senior Vice-President and Chief Operating Officer

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